ServiceNow Names Gina Mastantuono as Chief Financial Officer

Company Also Announces that Newly Appointed CEO Bill McDermott
Has Formally Assumed Role

SANTA CLARA, CA – November 18, 2019 – ServiceNow (NYSE: NOW) today announced that Gina Mastantuono will join ServiceNow as Chief Financial Officer, effective January 13, 2020. Mastantuono joins the company from Ingram Micro, where she served as Chief Financial Officer.

“Gina is a highly experienced technology industry CFO and incredibly capable global leader who will be a great partner to me and a perfect fit for ServiceNow,” said ServiceNow President and CEO Bill McDermott. “I want to thank John Donahoe and ServiceNow’s Board of Directors for conducting such a high-quality global search and providing me with an exceptional slate of candidates to consider. Gina is the right person to join me and our leadership team, help continue ServiceNow’s remarkable momentum, and drive our next phase of shared growth and success with our customers.”

Mastantuono brings more than 20 years of financial experience to ServiceNow, including in the cloud, IT and mobility solutions industries. Since 2016, she has served as CFO of Ingram Micro, a leading provider of global technology and supply chain services with more than $50 billion in revenue in FY2018 and 200,000 customers worldwide. Mastantuono led the company’s global finance organization, including financial planning and analysis, M&A, treasury and risk management, accounting and reporting, internal audit, tax, investor relations and global business processes.

“I’m honored to join Bill and the ServiceNow team,” Mastantuono said. “ServiceNow is highly regarded by its customers and has tremendous momentum and opportunity to enable digital transformation and help make work, work better for people. I look forward to joining ServiceNow and helping the company continue to deliver incredible value for customers and shareholders.”

Prior to Ingram Micro, Mastantuono was Revlon’s SVP, chief accounting officer, controller and international CFO from 2007 to 2013. Mastantuono also held various executive finance roles at InterActiveCorp., a $6-billion, publicly-traded operator of a portfolio of global brands, and Triarc Companies, Inc., a consumer products company with holdings that include Snapple, RC Cola and Arby’s. She began her career at Ernst & Young in the entrepreneurial services group. Mastantuono has also been honored as one of CRN’s “Power 100” and twice listed on the National Diversity Council’s Top 50 Most Powerful Women in Technology.

ServiceNow announced on October 22 that McDermott is joining the company as President and CEO by year-end, succeeding President and CEO John Donahoe, who is stepping down to become CEO of Nike. McDermott has now formally assumed the role of President and CEO and joined ServiceNow’s Board of Directors. Donahoe will continue to serve on ServiceNow’s board through his current term, which ends in June 2020.

“Bill made a great choice in naming Gina as ServiceNow’s next CFO,” Donahoe said. “Gina brings the perfect combination of experience, global leadership capabilities and passion for ServiceNow’s purpose. She will be as strong partner to Bill and the leadership team as they continue to drive customer success and deliver shareholder value.”

About ServiceNow

ServiceNow (NYSE: NOW) is making the world of work, work better for people. Our cloud‑based platform and solutions deliver digital workflows that create great experiences and unlock productivity for employees and the enterprise. For more information, visit: www.servicenow.com.

© 2019 ServiceNow, Inc. All rights reserved. ServiceNow, the ServiceNow logo, NOW, NOW Platform, and other ServiceNow marks are trademarks and/or registered trademarks of ServiceNow, Inc. in the United States and/or other countries. Other company names, product names, and logos may be trademarks of the respective companies with which they are associated.

Contacts

Public Relations
Penny Bruce
(408) 893-0601
penelope.bruce@servicenow.com

Investor Relations
Kendall Toyne
ir@servicenow.com